IMAX CORPORATION
Exhibit 99.1
IMAX CORPORATION
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com
IMAX CORPORATION REPORTS FIRST QUARTER FINANCIAL RESULTS
HIGHLIGHTS
•	Company completes 66 signings in the first quarter, including 35-theatre lease deal with RACIMEC International Group and 31-theatre joint venture deal with Regal Cinemas.

•	Company on track to launch highly-anticipated digital projection system in June.

•	Recent financing agreements leave Company well positioned for digital joint venture rollout.

•	Addition of DreamWorks Animation’s Madagascar 2 to 2008 film slate further endorsement of digital transition.
TORONTO — May 12, 2008 — IMAX Corporation (NASDAQ: IMAX; TSX: IMX) today reported that it recorded a net loss per diluted share of ($0.25) for the first quarter of fiscal 2008, compared to a net loss per diluted share of ($0.12) for the first quarter of fiscal 2007. At the same time, the Company announced that its pending digital roll-out was on schedule and that it had added DreamWorks Animation’s Magadascar 2 to the 2008 film slate.
IMAX Co-Chief Executive Officers Richard L. Gelfond and Bradley J. Wechsler stated, “As anticipated, our first quarter results reflect the transitional nature of 2008 from a financial perspective as we continue implementing our key joint venture revenue sharing and digital initiatives. From a strategic standpoint, however, we are very encouraged by our accomplishments to date and believe that the Company is well positioned to benefit both financially and operationally from the steps we are taking. We continue to expect improved results in the fourth quarter of 2008 and profitability in 2009.”
The Company signed agreements for 66 IMAX® theatre systems in the first quarter of fiscal 2008, compared to 13 in the first quarter of 2007. To date, IMAX has signed joint revenue sharing agreements with prominent exhibitors for 146 theatres. To assist in funding its digital joint venture roll-out, the Company entered into two significant financing transactions last week, one with Wachovia Capital Finance Corporation to increase future availability and modify other terms under the Company’s existing credit facility, and one with the Douglas family, IMAX’s largest shareholder, for the sale of 2,726,447 million common shares in a private placement at market prices, for an aggregate purchase price of $18.0 million.
“Our transition from a film to a digital platform is on track, and we are fast approaching the launch of our highly anticipated digital product. Importantly, we believe we are well positioned to fund our digital and joint venture roll-outs thanks to our two recently-announced financing agreements, which we expect will ultimately leave us with approximately $55-60 million in funding. The implementation of our joint venture agreements should significantly transform IMAX, and we are pleased to have the resources to roll out our

100-theatre JV deal with AMC Entertainment, Inc., our 31-system JV deal with Regal Cinemas, Inc., and to pursue other joint venture revenue sharing opportunities in the future. We are encouraged by the level of interest we continue to see in IMAX, and believe this will ultimately translate into strong network growth and recurring revenues,” said Messrs. Gelfond and Wechsler.
On the film side, on May 9 the Company released Warner Bros.’ Speed Racer: The IMAX Experience. This family adventure from The Wachowski Brothers, the creators of ‘The Matrix’ trilogy, is based on the hit animated series created by Tatsuo Yoshida and grossed $1.9 million on 84 screens over its opening weekend.
Regarding film performance in the first quarter of fiscal 2008, the Company noted that the seasonally weak quarter faced an especially difficult year-over-year comparison given the strong IMAX DMR® release of 300: The IMAX Experience in the first quarter of last year. The Spiderwick Chronicles: The IMAX Experience opened on February 15 and grossed $6.8 million in IMAX theatres. Shine A Light, the Rolling Stones concert film directed by Academy Award®-winning filmmaker Martin Scorsese, opened April 4 and the IMAX release has grossed approximately $3.9 million to date.
“While we were disappointed that Spiderwick and Shine a Light did not perform as well as we had hoped, we remain very optimistic about the films on our slate for the balance of the year and beyond,” stated Messrs. Gelfond and Wechsler. “We have already announced three films for 2009 and 2010 as part of our deal with DreamWorks Animation, and have several great prospects to fill out future film slates.”
Speed Racer will be followed on June 8 by the release of the DreamWorks Animation film Kung Fu Panda: The IMAX Experience. The next installment in the Batman series, The Dark Knight: An IMAX Experience, will follow in July. The Company will again partner with DreamWorks Animation to release Madagascar 2: The IMAX Experience for a two-week run beginning November 7. Finally, Harry Potter and the Half Blood Prince: An IMAX 3D Experience is scheduled for November.
November’s two-week Madagascar 2 run is a further endorsement of the Company’s pending transition to digital technology. Digital’s virtual elimination of film prints, allowing studios to recoup a higher return on their pictures over shorter periods of time, was a significant factor in the deal with DreamWorks. The Company expects 35 digital theatres to be up and running in time to exhibit this film.
For the three months ended March 31, 2008, the Company’s total revenues were $23.5 million, as compared to $26.8 million reported for the prior year period. Systems revenue was $12.5 million versus $13.1 million in the prior year period. The Company recognized revenue on four theatre systems which qualified as either sales or sales-type leases in the first quarter of 2008, as compared to five in 2007.
For the first quarter of 2008, film revenues were $7.4 million, as compared to $9.1 million in the first quarter of 2007. This included Production and IMAX DMR revenues of $2.9 million compared to $4.6 million a year ago. Film distribution revenue was $2.8 million for the quarter, as compared to $3.4 million in the first quarter of 2007. Post production revenue was $1.7 million for the quarter, as compared to $1.1 million in the first quarter of 2007. Theatre operations revenue was $2.8 million in the first quarter of 2008, as compared to $4.1 million in the first quarter of 2007.
Selling, general and administrative expenses were $12.4 million in the first quarter, up from $10.3 million a year ago. Research and development costs increased to $2.5 million in the first quarter of 2008 as compared to $1.5 million in the first quarter of 2007, largely related to investments in digital technology. Legal and professional fees (included in selling, general and administrative expenses) increased to $3.1 million compared to $2.4 million in the first quarter of the prior year.
At the end of the first quarter, the Company’s cash position was $18.1 million, which represents an increase from the cash position at the end of the fourth quarter of fiscal 2007.

The Company will host a conference call on Monday, May 12, 2008 at 8:30 AM ET. To access the call, interested parties should call (866) 321-8231 approximately 10 minutes before it begins. International callers should dial (416) 642-5213. A recording of the call will be available by dialing (888) 203-1112 or (647) 436-0148. The code for both the live call and the replay is 6854871. IMAX will also host a webcast of the conference call, which can be accessed on www.imax.com by clicking on ‘Company Info’ and then ‘Investor Relations.’
About IMAX Corporation
IMAX Corporation is one of the world’s leading digital entertainment and technology companies. The worldwide IMAX network is among the most important and successful theatrical distribution platforms for major event Hollywood films around the globe, with IMAX theatres delivering the world’s best cinematic presentations using proprietary IMAX, IMAX® 3D, and IMAX DMR technology. IMAX DMR is the Company’s groundbreaking digital remastering technology that allows it to digitally transform virtually any conventional motion picture into the unparalleled image and sound quality of The IMAX Experience. IMAX’s renowned projectors and new digital systems display crystal-clear images on the world’s biggest screens. The IMAX brand is recognized throughout the world for extraordinary and immersive entertainment experiences for consumers. As of March 31, 2008, there were 298 IMAX theatres operating in 40 countries.
IMAX®, IMAX® 3D, IMAX DMR®, IMAX® MPX®, and The IMAX Experience® are trademarks of IMAX Corporation. More information on the Company can be found at www.imax.com.
This press release contains forward looking statements that are based on management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include ongoing discussions with the SEC and OSC relating to their ongoing inquiries and the Company’s accounting, the timing of theatre system deliveries, the mix of theatre systems shipped, the timing of the recognition of revenues and expenses on film production and distribution agreements, the performance of films, the viability of new businesses and products, risks arising from potential material weaknesses in internal control over financial reporting and fluctuations in foreign currency and in the large format and general commercial exhibition market. These factors and other risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007, as well as the Company’s Quarterly Reports on Form 10-Q/A and 10-Q.
For additional information please contact:

Media: IMAX Corporation, New York Sarah Gormley 212-821-0155 sgormley@imax.com	Investors: ICR Amanda Mullin 203-682-8243

Entertainment Media: Newman & Company, Los Angeles Al Newman 310-278-1560 asn@newman-co.com	Business Media: Sloane & Company, New York Whit Clay 212-446-1864 wclay@sloanepr.com

IMAX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2008	2007
Revenues
Equipment and product sales	$6,698	$7,074
Services	14,207	17,301
Rentals	1,544	1,286
Finance income	1,071	1,186

	23,520	26,847

Cost of goods sold, services and rentals
Equipment and product sales	2,965	3,943
Services	9,689	10,803
Rentals	730	560

	13,384	15,306

Gross margin	10,136	11,541

Selling, general and administrative expenses	12,387	10,321
Research and development	2,488	1,495
Amortization of intangibles	133	136
Receivable provisions net of (recoveries)	748	6

Loss from operations	(5,620)	(417)

Interest income	126	226
Interest expense	(4,496)	(4,249)

Loss from continuing operations before income taxes	(9,990)	(4,440)
Provision for income taxes	(269)	(167)

Loss from continuing operations	(10,259)	(4,607)
Net loss from discontinued operations	—	(133)

Net loss	$(10,259)	$(4,740)

Loss per share
Loss per share — basic & diluted:
Net loss from continuing operations	$(0.25)	$(0.11)
Net loss from discontinued operations	$—	$(0.01)

Net loss	$(0.25)	$(0.12)

Other comprehensive income consists of:
Amortization of prior service credits (net of tax provision of $17 and $76 for the three months ended March 31, 2008 and 2007, respectively)	45	161

	$45	$161

Weighted average number of shares outstanding (000’s):
Basic	40,444	40,286
Fully diluted	40,444	40,286

Additional disclosure:

Depreciation and amortization [1]	$4,203	$3,014

(1)	Includes $0.4 million of amortization of deferred financing costs charged to interest expense for the quarter ended March 31, 2008 (March 31, 2007 — $0.2 million)

IMAX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars)

	March 31,	December 31,
	2008	2007
	(unaudited)

Assets
Cash and cash equivalents	$18,061	$16,901
Accounts receivable, net of allowance for doubtful accounts of $3,354 (2007 — $3,045)	20,632	25,505
Financing receivables	58,050	59,092
Inventories	21,640	22,050
Prepaid expenses	3,722	2,187
Film assets	2,177	2,042
Property, plant and equipment	23,949	23,708
Other assets	14,107	15,093
Goodwill	39,027	39,027
Other intangible assets	2,338	2,377

Total assets	$203,703	$207,982

Liabilities
Accounts payable	$8,775	$12,300
Accrued liabilities	63,088	61,967
Deferred revenue	67,054	59,085
Senior Notes due 2010	160,000	160,000

Total liabilities	298,917	293,352

Shareholders’ deficiency
Capital stock common shares — no par value. Authorized — unlimited number. Issued and outstanding — 40,510,407 (2007 — 40,423,074)	122,721	122,455
Other equity	4,282	4,088
Deficit	(223,666)	(213,407)
Accumulated other comprehensive income	1,449	1,494

Total shareholders’ deficiency	(95,214)	(85,370)

Total liabilities and shareholders’ deficiency	$203,703	$207,982